                       Allergy Immuno Technologies, Inc.

                                   Contents

================================================================================

          Report of Independent Certified Public Accountants,
           BDO Seidman, LLP                                              FS-2

          Financial Statements

            Balance Sheet as of May 31, 2000                             FS-3

            Statements of Operations                                     FS-4

            Statements of Shareholders' Deficit                          FS-5

            Statements of Cash Flows                                     FS-6

            Notes to Financial Statements                        FS-7 - FS-20

Report of Independent Certified Public Accountants

Board of Directors
Allergy Immuno Technologies, Inc.


We have audited the accompanying balance sheet of Allergy Immuno Technologies, Inc. (the "Company") as of May 31, 2000, and the related statements of operations, shareholders' deficit and cash flows for the years ended May 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allergy Immuno Technologies, Inc. as of May 31, 2000, and the results of its operations and its cash flows for the years ended May 31, 2000 and 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                         BDO SEIDMAN, LLP


Costa Mesa, California
August 11, 2000

 May 31,                                                           2000
-----------------------------------------------------------------------

Assets

Current assets
 Cash                                                         $   2,603
 Accounts receivable, less allowance for doubtful
  accounts of $9,337                                             12,004
 Inventory                                                        4,377
 Prepaid and other current assets                                 4,602
-----------------------------------------------------------------------

Total current assets                                             23,586



Fixed assets, net of accumulated depreciation of $46,276            306


Land held for investment                                         46,000


Patents, net of accumulated amortization of $5,066               12,204
-----------------------------------------------------------------------

                                                              $  82,096
=======================================================================

                                         Allergy Immuno Technologies, Inc.


                                                             Balance Sheet

 May 31,                                                            2000
------------------------------------------------------------------------

Liabilities and Shareholders' Deficit

Current liabilities
 Accounts payable and accrued expenses                      $      9,545
 Due to affiliate                                                282,013
------------------------------------------------------------------------
                                                                 291,558
------------------------------------------------------------------------


Shareholders' deficit

 Preferred stock, par value $1.00 per share; 100,000                   -
  shares authorized; no shares issued and outstanding
 Common stock, par value $.001 per share; 50,000,000
  shares authorized; 17,170,390 shares issued and
  outstanding at May 31, 2000                                     17,170
 Additional paid in capital                                    1,777,388
 Accumulated deficit                                          (2,004,200)
------------------------------------------------------------------------

Total shareholders' deficit                                     (209,462)
------------------------------------------------------------------------

                                                            $     82,096
------------------------------------------------------------------------

                     See report of Independent Certified Public Accountants and accompanying notes to financial statements.

                                         Allergy Immuno Technologies, Inc.


                                                  Statements of Operations

 Years Ended May 31,                                                    2000                   1999
---------------------------------------------------------------------------------------------------
Net sales                                                      $      79,976          $      70,351

Cost of sales                                                         94,361                 89,131
---------------------------------------------------------------------------------------------------

Gross loss                                                           (14,385)               (18,780)
---------------------------------------------------------------------------------------------------

Operating expenses
  General and administrative                                         111,099                 64,679
  Research and development                                            52,600                    300
---------------------------------------------------------------------------------------------------

Total operating expenses                                             163,699                 64,979
---------------------------------------------------------------------------------------------------

Operating loss                                                      (178,084)               (83,759)

Other income, net                                                      1,098                102,323
---------------------------------------------------------------------------------------------------

(Loss) income before income taxes                                   (176,986)                18,564

Income tax expense                                                       800                    800
---------------------------------------------------------------------------------------------------

Net (loss) income                                              $    (177,786   )      $      17,764
===================================================================================================

Per share data (basic and diluted):

Net (loss) income                                              $        (.01)         $         .00
===================================================================================================

Weighted average number of common shares outstanding              17,170,390             17,170,390
===================================================================================================

                                         See report of Independent Certified Public Accountants and accompanying notes to financial statements.

                                         Allergy Immuno Technologies, Inc.

                                       Statements of Shareholders' Deficit

                                                                                Additional                       Total
                                Common Stock          Common Stock Subscribed     Paid-in       Accumulated   Shareholders'
                            ---------------------     -----------------------
                            Shares          Amount    Shares           Amount      Capital        Deficit        Deficit
---------------------------------------------------------------------------------------------------------------------------
Balances at June 1, 1998    15,253,961   $  15,254     1,916,429    $   1,916    $ 1,777,388   $ (1,843,998)  $   (49,440)

Issuance of common stock     1,916,429       1,916    (1,916,429)      (1,916)             -              -             -
 in exchange for common
 stock subscribed

Net income                           -           -             -            -              -         17,764        17,764
-------------------------------------------------------------------------------------------------------------------------

Balances at May 31, 1999    17,170,390      17,170             -            -      1,777,388     (1,826,234)      (31,676)

Net loss                             -           -             -            -              -       (177,786)     (177,786)
-------------------------------------------------------------------------------------------------------------------------

Balances at May 31, 2000    17,170,390   $  17,170             -    $       -    $ 1,777,388   $ (2,004,200)  $  (209,462)
=========================================================================================================================
                                                               See report of Independent Certified Public Accountants and accompanying notes to financial statements.

                                         Allergy Immuno Technologies, Inc.

                                                  Statements of Cash Flows

 For the Years Ended May 31,                                            2000                   1999
---------------------------------------------------------------------------------------------------
Cash flows from operating activities
 Net (loss) income                                             $    (177,786)         $      17,764

 Adjustments to reconcile net (loss) income to net cash
  used in operating activities:
   Depreciation and amortization                                       2,697                  2,596
   Provision for allowance for doubtful accounts                      (1,848)                  (297)
   Changes in operating assets and liabilities:
    Accounts receivable                                                3,394                 11,289
    Inventory                                                          2,079                    555
    Other receivable - consulting                                    100,000               (100,000)
    Prepaid and other current assets                                  (1,323)                   192
    Accounts payable and accrued expenses                              1,826                  2,138
---------------------------------------------------------------------------------------------------
Net cash used in operating activities                                (70,961)               (65,763)
---------------------------------------------------------------------------------------------------
Cash flows from investing activities
 Purchases of property                                                (2,643)                     -
---------------------------------------------------------------------------------------------------
Cash flows from financing activities
 Advances from affiliate                                              74,005                 64,403
---------------------------------------------------------------------------------------------------
Net change in cash                                                       401                 (1,360)

Cash at beginning of year                                              2,202                  3,562
---------------------------------------------------------------------------------------------------
Cash at end of year                                            $       2,603          $       2,202
===================================================================================================
Supplemental disclosure of cash flow information:
 Cash paid during the year for:

  Interest                                                     $           -          $           -
===================================================================================================
  Income taxes                                                 $         800          $         800
===================================================================================================
                                             See report of Independent Certified Public Accountants
                                             and accompanying notes to financial statements.

                                         Allergy Immuno Technologies, Inc.

                                             Notes to Financial Statements

1.   Summary of          Organization
     Significant
     Accounting          Allergy Immuno Technologies, Inc. (the "Company")
     Policies            provides specialized diagnostic testing services
                         to physicians and clinics located throughout the United States. The Company is a majority-owned subsidiary of Biomerica

                         Accounts Receivable

                         Accounts receivable consists of fees due the Company for testing provided to various physicians, clinics and unrelated companies. The Company extends credit to its customers and generally performs ongoing credit evaluations of such customers. The Company does not require collateral to secure its accounts receivable. The Company maintains reserves for potential credit losses based on the Company's historical experience related to credit losses.

                         Inventory

                         Inventory, comprised principally of various chemicals and testing kits, is stated at the lower of cost (first-in, first-out method) or market. Market is determined by comparison with recent purchases or net realizable value.

                         Fixed Assets

                         Fixed assets, which are primarily comprised of furniture and fixtures, are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which are generally from three to five years. Depreciation expense included in the accompanying statements of operations totaled $2,337 and $1,636 for the years ended May 31, 2000 and 1999, respectively. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred.

                                          Allergy Immuno Technologies, Inc.

                                              Notes to Financial Statements

1.   Summary of          Patents
     Significant
     Accounting          The Company holds certain patents which are
     Policies            amortized on a straight-line basis over 17 years.
     (Continued)         Amortization expense included in the accompanying
                         statements of operations amounted to $360 and $960 for the years ended May 31, 2000 and 1999, respectively.

                         Revenue Recognition

                         Revenue is recognized upon completion of the diagnostic testing services.

                         Advertising Costs

                         The Company reports the costs of all advertising as expense in the period in which those costs are incurred. Advertising costs were $1,227 and $779 for the years ended May 31, 2000 and 1999, respectively.

                         Income Taxes

                         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

                                          Allergy Immuno Technologies, Inc.

                                              Notes to Financial Statements

1.   Summary of          Accounting Estimates
     Significant
     Accounting          The preparation of financial statements in
     Policies            conformity with generally accepted accounting
     (Continued)         principles requires management to make estimates
                         and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

                         Stock-Based Compensation

                         During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

                         Fair Value of Financial Instruments

                         The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis on the accompanying balance sheets. The Company's financial instruments consist of cash, accounts receivable and accounts payable. The carrying amounts of the Company's financial instruments approximate their fair values at May 31, 2000.

                                          Allergy Immuno Technologies, Inc.

                                              Notes to Financial Statements

1.   Summary of          Accounting For The Impairment of Long-Lived Assets
     Significant
     Accounting          The Company follows the guidance under Statement
     Policies            of Financial Accounting Standards 121, "Accounting
     (Continued)         for the Impairment of Long-Lived Assets and for
                         Long-Lived Assets to be Disposed Of", ("SFAS
                         121"). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Management has determined that there is no impairment of long-lived assets as of May 31, 2000.

                         Concentration of Credit Risk

                         The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses.

                         During the year ended May 31, 2000, the Company had three major customers which accounted for approximately 24%, 13% and 13% of net sales. During the year ended May 31, 1999, the Company had two major customers which accounted for approximately 29% and 11% of net sales.

                         At May 31, 2000, the Company was owed $4,432 or 37%, $4,235 or 35% and $2,296 or 19% of net accounts receivable from three customers.

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


1.  Summary of             Going Concern
    Significant
    Accounting             The accompanying financial statements have been
    Policies               prepared assuming the Company will continue as a
    (Continued)            going concern. During the year ended May 31,
                           2000 ("Fiscal 2000"), the Company experienced a net loss of $177,786 and had negative cash flows from operations of $70,961. In addition, the Company had substantial working capital and shareholders' deficits at May 31, 2000. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                           There can be no assurances that the Company will be able to successfully implement its plans, including generating profitable operations, generating positive cash flows from operations and obtaining additional debt and equity capital to meet present and future working capital demands.

                           Net (Loss) Income Per Share

                           The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 is primarily a disclosure standard which requires public companies to present basic earnings per share (EPS) and, if applicable, diluted earnings per share, instead of primary and fully diluted earnings per share. Basic EPS is computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year. Diluted EPS is computed by dividing net
                           (Loss) income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding during the year.

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


1.  Summary of Significant     The following table illustrates the required
    Accounting                 disclosure of the reconciliation of the
    Policies                   numerators and denominators of the basic and
    (Continued)                diluted EPS computations.

                                                            For the Year Ended May 31, 2000
                                                       ------------------------------------------
                                                         Loss         Shares        Per Share
                                                      (Numerator)   (Denominator)    Amount

                               ------------------------------------------------------------------
                               Basic EPS -

                               Loss available to
                                 common
                                 shareholders         $  (177,786)  17,170,390    $      (.01)
                               Effect of dilutive
                                 securities -

                               Options                          -            -              -
                               ------------------------------------------------------------------

                               Diluted EPS -

                               Loss available
                                 to common
                                 shareholders plus
                                 assumed
                                 conversions          $  (177,786)  17,170,390    $      (.01)
                               ==================================================================

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


1.   Summary of
     Significant                              For the Year Ended May 31, 1999
     Accounting                               --------------------------------------------
     Policies                                   Income         Shares        Per Share
     (Continued)                              (Numerator)   (Denominator)     Amount
                         -----------------------------------------------------------------
                         Basic EPS -

                         Income available to
                           common
                           shareholders       $   17,764        17,170,390   $       .00

                         Effect of dilutive
                          securities -

                         Options                       -                 -             -
                         -----------------------------------------------------------------

                         Diluted EPS -

                         Income available to
                           common
                           shareholders plus
                           assumed
                           conversions        $   17,764        17,170,390   $       .00
                         =================================================================

                         Limitations on Dividends

                         Pursuant to state laws, the Company is currently restricted, and may be restricted for the foreseeable future, from making dividends to its stockholders as a result of its accumulated deficit as of May 31, 2000.

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


1.  Summary of Significant     Hazardous Materials
    Accounting
    Policies                   The Company's research and development
    (Continued)                involves the controlled use of hazardous
                               materials and chemicals. Although the
                               Company believes that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

                               New Accounting Pronouncements

                               In June 1997, the FASB issued SFAS No. 130,
                               "Reporting Comprehensive Income". SFAS No.
                               130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company has no elements of other comprehensive income.

2.  Land Held                  Land held for investment consists of a parcel
    for Investment             of land located in the state of Utah, and is
                               stated at the lower of cost or market.


3.  Shareholders'              The Company's authorized equity
    Equity                     capitalization consists of 50,000,000 shares
                               of voting common stock, par value $.001 and 100,000 shares of preferred stock, par value
                               $1.00 per share. As of May 31, 2000, there were 17,170,390 shares of common stock issued and outstanding.

                               Holders of common stock are entitled to
                               receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. There have been no dividends declared and management does not anticipate any dividends in the near future due to lack of funds and legal restrictions. Dividends on any outstanding shares of preferred stock may be required to be paid in full before payment of any dividends on the common stock. Upon liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


3.  Shareholders'          Holders of common stock are entitled to one vote
    Equity                 per share with respect to all matters submitted
    (Continued)            to a vote of shareholders and do not have
                           cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of any preferred stock that may be outstanding. The Company's
                           Articles of Incorporation and Bylaws contain no restrictions on the repurchase by the Company of shares of the common stock or preferred stock.
                           All the outstanding shares of common stock are, and additional shares of common stock will be, when issued, validly issued, fully paid, and nonassessable.


                           The Company is authorized to issue up to 100,000 shares of preferred stock, par value $1.00 per share, the rights, preference and privileges of which may be determined from time to time by the Board of Directors. The Board if Directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any. As of the date hereof, there were no shares of preferred stock issued and outstanding. Any preferred stock issued will rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock. The preferred stock will, when issued, be fully paid and assessable.

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements




3.  Shareholders'          Stock Issuances
    Equity
    (Continued)            During fiscal 1998, 1,916,429 shares of the
                           Company's previously unissued common stock were committed to Biomerica, Inc., the Company's parent, as partial repayment of amounts loaned to the Company (see Note 5). Such shares were issued during fiscal 1999.

                           Stock Options

                           During fiscal 1998, the Company granted options to purchase 1,185,000 shares of common stock to various employees and directors, including an option to purchase 250,000 shares granted to Biomerica, Inc., the parent company. The exercise price will be the fair value of the Company's common stock on the date (the "Pricing Date") of a successful completion of $3,000,000 in capital being raised or upon the merger with another company or acquisition of another company with greater than $6,000,000 in assets. The options will vest 50% per year and expire over five years beginning on the Pricing Date.

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


4.  Income Taxes    The tax effect of temporary differences that
                    give rise to significant portions of the deferred tax assets at May 31, 2000 are presented below:

                     May 31,                                          2000
                    ------------------------------------------------------
                    Deferred tax assets:
                     Accounts receivable, principally due
                      to allowances for doubtful accounts        $   3,719
                     State net operating loss
                      carryforwards                                 45,459
                     Federal net operating loss
                      carryforwards                                636,062
                     Research and development tax
                      credit carryforwards                          29,395
                    ------------------------------------------------------

                    Total gross deferred tax assets                714,635

                    Less valuation allowance                      (714,635)
                    ------------------------------------------------------

                    Net deferred tax asset                       $       -
                    ======================================================

                    Income tax expense attributable to loss from operations for the years ended May 31, 2000 and 1999 consists of the following current provisions:

                    May 31,                              2000        1999
                    ------------------------------------------------------

                    U.S. Federal                      $     -      $    -
                    State and local                       800         800
                    -----------------------------------------------------

                                                      $   800      $  800
                    =====================================================

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


4.  Income Taxes    Income tax expense attributable to income from
    (Continued)     operations was $800 for each of the years ended May
                    31, 2000 and 1999, and differs from the amounts computed by applying the U.S. Federal income tax rate of 35 percent to pretax income from operations as a result of the following:

                    May 31,                                2000         1999
                    ----------------------------------------------------------

                    Computed "expected" tax            $  (60,175)  $    6,312
                    (benefit) expense

                    Increase (reduction) in income
                    taxes resulting from:

                    Change in the beginning-of-            60,175       (6,312)
                      the-year balance of the
                      valuation allowance for
                      deferred tax assets allocated
                      to income tax expense

                     State and local income taxes             800          800
                    ----------------------------------------------------------

                                                       $      800   $      800
                    ==========================================================

                    As of May 31, 2000, the Company has available Federal and state net operating loss carryforwards for tax purposes of approximately $1,871,000 and $514,000, respectively, and research and development tax credit
                    carryforwards of approximately $29,000. The aforementioned carryforwards expire in various years through 2020.

                    The Tax Reform Act of 1986 includes provisions which limit the Federal net operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur.

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


5.  Related Party        Biomerica, Inc. paid expenses on behalf of the Company
    Transactions         of $156,419 and $64,403 during fiscal 2000 and
                         1999, respectively. Included in these amounts are $1,450 per month for accounting and administrative services rendered by Biomerica for the Company in each fiscal year. The remaining amounts in each year represents advances of funds to the Company for payment of the Company's own expenses. The due to affiliate at May 31, 2000 and 1999 represents the related unpaid amounts due to Biomerica. The advances are non-interest bearing and have no stated due date. Biomerica does not intend to require repayment of such advances in fiscal 2001.

                         Management believes that the charges by Biomerica for its monthly services are reasonable and fair and that these costs would be the same for the Company if the Company were unaffiliated with Biomerica. The breakdown of the $1,450 monthly charge is $600 for accounting services, $500 for executive and administrative services, $200 for office expense and $50 for telephone expenses. If extraordinary services are performed in a month, additional charges are incurred. The Company does not have a written contract for services with Biomerica, but engages Biomerica on an as needed basis.

                         The average outstanding balance during 2000 and 1999 was $245,010 and $212,186, respectively. The amount outstanding at May 31, 2000 is comprised of $198,763 for services and cash advances and $83,250 for products purchased from Biomerica.

                         During fiscal 1999, the Company issued 1,916,429 shares of its common stock to Biomerica, Inc. as partial repayment of amounts due. The shares were valued at $0.07 per common share or $134,150 (see
                         Note 3).

                         The Company facilities are leased on a month-to-month basis at $1,400 per month and are owned 50% by a partnership in which a shareholder is a partner. Rent expense was $16,800 for each of the years presented.

                                           Allergy Immuno Technologies, Inc.

                                               Notes to Financial Statements


6.  Retirement           Effective September 1, 1986, the Company established a
    Savings Plan         401(k) Plan for the benefit of its employees. The
                         plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and
                         404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the Plan's inception.

7.  Other Income         During the year ended May 31, 1999, the Company
                         performed consulting services for an unrelated entity. The Company received $100,000 in cash in June of 1999 and an option to acquire 10,000 units of an unrelated entity. The $100,000 has been recorded as other income in the accompanying financial statements.

                                     FS-20